EXHIBIT 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Corporate Communications Director
George Zoley
The GEO Group — Chairman, CEO
Jerry O’Rourke
The GEO Group — CFO
Brian Evans
The GEO Group
CONFERENCE CALL PARTICIPANTS
Todd Van Fleet
First Analysis Securities — Analyst
Kevin Campbell
Avondale Partners — Analyst
Jeffrey Kessler
Lehman Brothers — Analyst
Emily Shanks
Lehman Brothers — Analyst
Ben Joseph
Rice, Volker — Analyst
Dan Mazur
JMP Asset Management — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the first quarter 2007 The GEO Group’s earnings conference call. My name is LaTasha, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a Q&A session towards the end of this conference. [Operator instructions] I would now like to turn the presentation over to Mr. Pablo Paez, Corporation Communications Director. Please proceed, sir.
Pablo Paez - The GEO Group — Corporate Communications Director
Thank you, operator. Good afternoon, everyone, and thank you for joining us today for our discussion of The GEO Group’s first quarter 2007 earnings results. With us today is George Zoley, Chairman and CEO, Wayne Calabrese, Vice Chairman, President and COO, Jerry O’Rourke, CFO and Brian Evans, VP of Finance, Treasurer and CAO. This afternoon, we will discuss our first quarter performance, current business development activities and conclude the call with a Q&A session.
This conference is also being webcast live on our website, at www.thegeogroupinc.com. A replay of the audio webcast will be available on the website for one year. A telephone replay will be available through June 1st at 1-888-286-8010. The passcode for the telephone replay is 98022197. During the call, we will discuss non-GAAP basis information. The reconciliation from non-GAAP basis information to GAAP basis results may be found on the conference call section of our Investor Relations webpage.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers given in response to your questions, may include forward-looking statements regarding our beliefs and our current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group - Chairman, CEO
Thank you, Pablo, and good afternoon, everyone. Thank you for joining us today as I provide an overview of our financial results for the first quarter of 2007. When I conclude my prepared remarks, I’ll open up the call to a Q&A session. We are very pleased with our first quarter performance, which continues to validate the success of our company’s diversified growth platform.
Our exceptional financial results were driven primarily by better than expected performance at a number of our correctional and residential treatment facilities, both at the state and federal levels, and several new contract wins by our three business units: U.S. Corrections, GEO Care and International Services.
Our first quarter pro forma earnings increased 84% to $9 million, or $0.43 per share, based on 20.8 million shares, from $4.9 million, or $0.32 per share, based on 15.1 million shares for the same period in 2006. Our pro forma earnings exclude start-up expenses and deferred financing fees associated with the pay down of $200 million in term loan borrowings during the first quarter, as set forth in the reconciliation tables in our press release.
On a GAAP basis, our first quarter 2007 income from continuing operations was $5.1 million, or $0.25 per share, based on 20.8 million shares, as compared to $4.7 million, or $0.31 per share, based on 15.1 million shares for the same period in 2006.
Our revenue during the first quarter increased 28% to $237 million, from $185.9 million for the same period in 2006. Quarterly revenues reflect approximately $21.7 million in pass-through construction revenues. Our top line growth in the first quarter of 2007 has been driven by the factors I mentioned at the beginning of the call: strong performance from a number of our state and federal facilities and new contract wins by our three business units.
Our average correctional per diem rate for the first quarter was $52.50, compared to $47.81 for the same period in 2006. Our company-wide paid level of occupancy was approximately 97%, excluding our idle facilities in Jena, Louisiana and Baldwin, Michigan.
Our adjusted EBITDA increased 58% to $29.6 million for the first quarter of 2007, from $18.7 million for the same period in 2006. We expect our adjusted EBITDA to be approximately $127 to $137 million in 2007. Our adjusted free cash flow for the first quarter of 2007 increased 15% to $14.9 million, from approximately $13 million for the same period a year ago. We expect to generate between $55 and $60 million of adjusted free cash flow in 2007.
Our cash at hand at the end of the first quarter was approximately $84 million, excluding approximately $29 million of restricted cash, and our balance sheet reflects approximately $315 million in senior debt and approximately $149 of non-recourse debt.
This concludes my overview of our financial performance during the first quarter. I would now like to discuss our recent equity offering and debt pay down, as well as our announced stock split. On March 23rd, we completed the sale of approximately 5.5 million shares of our company’s common stock in a follow-on offering, at a stock price of $43.99. We were very pleased with the execution of our equity offering, which was two times oversubscribed, signaling the increased visibility of our stock in the marketplace.
We used the net proceeds of approximately $226 million from the offering to pay down $200 million of our term loan borrowings, bearing interest at LIBOR plus 1.5%. As a result of the debt pay down, our total recourse debt has decreased from approximately $515 million to $315 million, comprised of $150 million in senior unsecured notes and $165 million in term loan borrowings, exclusive of capital lease liability balances.
Our total net recourse-debt-to-adjusted-EBITDA ratio has decreased, from approximately 5.1 times to approximately 1.9 times of projected 2007 adjusted EBITDA. We are thus substantially deleveraged and well positioned to provide financial support for the further growth of our company.
Now, I would like to address our stock split. As announced this morning, our board of directors has declared a two-for-one split of our common stock. This split will occur on June 1 to shareholders of record on May 15th. Shareholders will receive two shares of common stock for every share held on that date. Our diluted shares outstanding will increase from approximately 25.7 million to 51.4 million after the stock split. We feel the stock split will have an overall positive impact for our shareholders by increasing the liquidity of our stock.
Now, turning to our financial guidance for 2007. Due to our strong first quarter results, we have increased our 2007 earnings guidance to a pro forma range of $2.02 to $2.15 per share, exclusive of $0.11 per share in start-up expenses as well as $0.14 per share as a result of the write-off of deferred financing fees during the first quarter of the year.
Due to the loss of our cash management contract, we are adjusting our 2007 operating revenue guidance to a range of $886 million to $901 million, exclusive of pass-through construction revenues, which reflect a reduction of $5 million and $9 million during the third and fourth quarters, respectively.
We expect second quarter earnings to be in the pro forma range of $0.47 to $0.51 per share, exclusive of $0.02 per share in start-up expenses, and second quarter revenues to be in the range of $223 to $228 million, exclusive of construction revenues. We expect third quarter earnings to be in a pro forma range of $0.53 to $0.57 per share, exclusive of $0.05 per share in start-up expenses, and third quarter revenues to be in the range of $223 to $228 million, exclusive of construction revenues. Finally, for the fourth quarter we expect earnings to be in the pro forma range of $0.59 to $0.64 per share and revenues to be in the range of $225 to $230 million, exclusive of construction revenues.
Our guidance does not include any potential contracts for the utilization of our available capacity at our Baldwin, Michigan facility or our Jena, Louisiana facility, as well as no potential new contract wins by GEO Care, all of which would be accretive to our earnings.
We remain very optimistic about the current trends in our industry and believe that our available beds, which we are marketing to a number of customers, and the strong business development pipeline for each of our three business units represent additional potential opportunities to bolster our financial performance even further.
Now, I would like to give you an update on our projects currently under development. We currently have 14 projects with over 8,700 beds under development. These projects include a 1,100 project in Montgomery, Texas, which is presently under re-bid. These projects are expected to generate $148 million in combined annual operating revenues when opened between the first quarter of 2007 and the second half of 2008. We believe that this is the largest and most diversified organic growth pipeline in our industry.
These projects include the Reeves County Detention Complex, where Reeves County and GEO have activated two contracts. Under the BOP’s CAR 5 contract, we’ve added 483 beds at Reeves three unit, and under the BOP’s CAR 6 contract, we are expanding Reeves units one and two by 320 beds, with an expected completion date in the fourth quarter of this year.
With these two expansions, the Reeves County Detention Complex will have a new contract capacity of 3,763 beds. We will only report our management contract fee and reimbursement payments for the management staff in miscellaneous expenses, as contract revenues — since these two BOP contracts are directly with Reeves County and are operating with staff who remain on the county’s payroll.
Our Northwest Detention Center expanded by 200 beds in the first quarter. Without any new construction, it will generate $2 million in additional annual operated revenues. Our Broward Transition Center in Florida expanded by 150 beds, also in the first quarter. Without any new construction, it will generate $2 million in additional annual operating revenues.
Our new contract with New Castle Indiana Correctional Facility to house 1,260 Arizona inmates will generate approximately $16 million in normalized annual revenues. Also, our Moore Haven facility in Florida is being expanded by 235 beds, using state-sponsored bond financing, which is expected to generate $3 million in additional annualized operating revenues when it opens in the third quarter of the year.
Our new 1,500-bed bond financed prison is Graceville, Florida will generate $21 million in annual operating revenues, exclusive of debt service, when completed in the fourth quarter of the year. The 576-bed expansion of our company-owned Val Verde facility using free cash flow is expected to generate $11 million in additional annual operating revenues when completed in the first quarter of 2008.
The 625-bed bond financed Northeast New Mexico facility will house New Mexico prisoners under an IGA between the state and town of Clayton, New Mexico, who in turns contracts will GEO, will generate $11 million in annual operating revenues, exclusive of debt service, when completed in the third quarter of 2008.
The 1,100-bed bond financed facility in Montgomery, Texas is expected to be used by state or federal agencies, and when completed in the third quarter of 2008, this facility is expected to generate approximately $14 million in annual operating revenues.

Our recently announced contract in Laredo, Texas for the construction and management of a 1,500-bed facility will be financed primarily using free cash flow, and will generate approximately $36 million in annual revenues when it opens in the fourth quarter of 2008. The bond financed 500-bed expansion of our East Mississippi correctional facility will generate between $5 and $7 million in annual revenues when completed year-end 2008.
The 100-bed South Florida Evaluation and Treatment Annex, which opened March 1st, is expected to generate $10 million in additive GEO Care operating revenues in 2007. And the 175-bed Treasure Coast Forensic Treatment Center, which opened on April 1, will generate approximately $20 million in annualized GEO Care operating revenues.
With these two new contracts, GEO Care now has over $100 million in contract revenues in the state of Florida alone, and its revenue run rate is expected to be approximately $130 million in 2008 just based on existing contracts. GEO Care now represents more than 10% of our revenue base, and it is expecting its revenue share to continue to increase as they continue to grow their business.
Regarding our available capacity, we currently have approximately 900 empty beds available at two facilities, and Jena, Louisiana, our LaSalle detention facility, can house 400 inmates and has sufficient land to expand this facility by several hundred additional beds. In Baldwin, Michigan, our North Lake Correctional Facility can house 500 inmates, and also has substantial acreage to expand by several hundred beds. We have been in discussions with state and federal agencies regarding the potential use of these two facilities, and are particularly hopeful in contracting the Jena facility during this quarter.
Moving to our pending proposals and new business development opportunities. Last week, the California legislature approved a prison expansion bill, which was signed by the governor this past Friday. The plan calls for the construction of 53,000 new prison and jail beds at an approximate cost of $7.3 billion. The construction plan will be carried out in two phases, involving the expansion of existing facilities as well as new construction of as many as 16,000 new beds designed for community corrections or re-entry programs of up to 500 beds per facility in state.
In addition, the bill authorizes the state of California to involuntary transfer inmates out of state. We are busy reading the language of this new law and trying to understand how it may be implemented. Further, we’ve contacted the Department of Corrections, indicating our interest to provide them with additional capacity.
We believe we are well positioned to help the state with its immediate-term and long-term needs. As I mentioned earlier, we have two facilities with 900 immediately available beds in Michigan and Louisiana. Each of these two facilities can be expanded by several hundred beds. Furthermore, we currently own and manage four facilities totaling over 2,000 beds in the state of California. We stand ready to help the state to address its long-term in-state bed needs through the expansion of these four facilities and the development of new facilities within the state.
In Arizona, the state has issued two RFPs: one for the provision of up to 5,700 provisional beds anywhere, and another for 3,000 in-state beds. We’ve submitted proposals in response to both RFPs. The state has since canceled the in-state RFP for 3,000 beds. We believe this RFP may be reissued later on this year. With regards to the provisional beds, we expect that award may be made in the near term.
Additionally, we have two pending re-bids, which include first the 120-bed Bronx community re-entry center being re-bid by the BOP, with a contract award expected in the second quarter of this year, and the 985-bed Moore Haven facility in Florida, with a contract award expected also in the second quarter of this year. As I mentioned earlier, we have recently expanded this facility by 235 beds.
In addition to these proposals, we expect to compete for a number of additional projects, both domestically and internationally, over the remainder of this year. In the U.S., we expect to compete for a new 1,000-bed detention facility located in Las Vegas, Nevada for the joint use by the U.S. Marshall Service and ICE. We expect a solicitation to be issued within the next two months, with an expected award in the second or third quarter of 2008.
Internationally, GEO UK has submitted a pre-qualification to compete for a new design construction financed managed contract for a 700-bed prison in Lowmoss, Scotland. The contract is expected to have a 25-year term. In England, plans have been announced to increase capacity by over 10,000 new beds. Planning permission has already been granted for a new prison in [Inaudible] for 600 new beds to be designed, constructed, financed and managed by the private sector, in addition to planning an application that’s made for a new 600-bed designed, constructed, financed and managed prison to be located on the site currently adjacent to an existing prison in Bell Marsh near London.

On the Immigration front, a bidders conference for the 460-bed Gatwick two has been scheduled for May 9th, in 2007, also in the UK. We continue to monitor the UK market and believe that we are well positioned with our GEO UK subsidiary to take advantage of future opportunities.
In South Africa, the government has received a draft report on the development of five new 3,000-bed prisons, at a budgeted construction of $100 million per prison. The report recommends the design, development and financing management of these new prisons through public/private partnership initiatives, similar to the two existing facilities that are privately managed in South Africa. Based on the successful development and operation of our South Africa 3,000-bed prison, we believe that we are well positioned to capitalize on new growth opportunities in South Africa.
With regard to Mental Health and Residential Treatment opportunities, we remain very excited about GEO Care’s prospects. GEO Care is off to a great start this year with two new contracts activated in Florida totaling more than $30 million in annual revenues. We expect GEO Care to compete for several new projects in a number of states around the country during 2007.
In closing, I would like to make a few remarks regarding our outlook for 2007. We are extremely pleased with the strong performance of all three business units during the first quarter of the year, and we remain optimistic about our business development efforts. Our successful acquisition of CentraCore Properties Trust and subsequent equity offering and debt pay down now gives us greater flexibility to expand our existing facilities and pursue future growth opportunities.
We have what we believe is the largest organic pipeline in our industry, with 14 projects under development, totaling over 8,700 beds and $148 million in annual revenues. In addition, we have approximately 900 beds available at two facilities in Michigan and Louisiana, with expansion potential at both sites.
This concludes my presentation. I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
Thank you. [Operator instructions] And your first question comes from the line of Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis Securities - Analyst
Good afternoon, guys. George, I wanted to talk a little bit first about New Castle, and it sounds as though in your remarks that you really don’t expect any kinds of blips on the radar, as it were, pertaining to the population there, so I just want to confirm that that is the case. So relative, if you go back three weeks ago or even a week and a half ago, your expectations now in terms of the population ramping up in that facility — has it changed, like I said, over the past week, week and a half?

George Zoley - The GEO Group - Chairman, CEO
Well, any further shipments have stopped at this time, and we are in a series of cooperating on the investigations on what led to the incident. We’re doing some repairs to the damage. There isn’t anything that we’re aware of at this time that would cause us to revise our financial guidance.

Todd Van Fleet - First Analysis Securities - Analyst
Okay. Let me move on to California, then. I think you have, what, the four facilities out there and they come up for re-bid in the middle of this year? Is that right?

George Zoley - The GEO Group - Chairman, CEO
They’re coming up for renegotiation or re-bid, yes.

Todd Van Fleet - First Analysis Securities - Analyst
Okay.

George Zoley - The GEO Group - Chairman, CEO
Three of the four are.

Todd Van Fleet - First Analysis Securities - Analyst
Okay. Would you expect that your discussions with the state on those four facilities — will it be wrapped up in some broader discussion of the bill that was recently signed by the governor, or are you at GEO thinking of these events or opportunities as two distinctly separate things?

George Zoley - The GEO Group - Chairman, CEO
I think contractually they’ll have to be the same, not separate.

Todd Van Fleet - First Analysis Securities - Analyst
Okay, thanks. I’ll circle back.

George Zoley - The GEO Group - Chairman, CEO
Okay.

Operator
And your next question comes from the line of Kevin Campbell with Avondale Partners. Please proceed.

Kevin Campbell - Avondale Partners - Analyst
Good afternoon. Thanks for taking my question. I just wanted to ask you quickly about some of the improvements you expect to see in margins, I think, in the third and fourth quarter, and what are going to be the main drivers for that? If you could touch on that, that’d be great.

George Zoley - The GEO Group - Chairman, CEO
Well, we have a number of facilities that will be opening by that time, which includes, I believe, the Graceville facility, GEO Care —

George Zoley - The GEO Group - Chairman, CEO
Two facilities.

George Zoley - The GEO Group - Chairman, CEO
Two facilities. I don’t have that schedule in front of me right now, I’m sorry to say.

Kevin Campbell - Avondale Partners - Analyst

Maybe I’m not making myself clear in terms of the question. It just seems like revenue is expected, I guess, to remain the same in your guidance from the second quarter to the third quarter, yet you have EPS going up $0.06 on a pro forma basis, or the range is. Is it additional increases to pricing that’s going to cause that jump up there? Similarly, in the fourth quarter, your range goes up only by about $2 million, but you’ve got a $0.06 increase to earnings, and so I’m just trying to get a better sense of what’s driving that, whether it would be decreases to your G&A or things of that nature.

George Zoley - The GEO Group - Chairman, CEO
We’ve had a couple of start-ups, two in GEO Care, and [inaudible] we’ve had the Indiana start-up in the first quarter, first half of this year, so those would be normalized in the second half of the year, and they will obviously be not including the start-up costs, and it will be generating profits.

Kevin Campbell - Avondale Partners - Analyst
Okay.

Jerry O’Rourke - The GEO Group - CFO
Kevin, this is Jerry O’Rourke. Obviously, you’re right, the revenue is going to remain rather stable in that 228 range for the second and third quarter, and it’s stepping up modestly in the fourth, and the efficiency that we’re going to receive is going to drive the contribution margin north. We believe that that is very predictable at this time.

Kevin Campbell - Avondale Partners - Analyst
Okay. And could you comment for me — and maybe we could follow up online — on some of the repricing opportunities and sort of the timing of when those are going to occur? I know you mentioned the ones in California. I didn’t know if there was anything additional. And if it’s too lengthy, we can just follow up offline.

George Zoley - The GEO Group - Chairman, CEO
The three in California are applicable to really 2008, because the current contracts run to the end of 2007. There is nothing else particularly like that during this year, which [inaudible] start-up expenses in a number of cases and the opening of new facilities in other cases.

Kevin Campbell - Avondale Partners - Analyst
Okay, great. Thank you.

Operator
And your next question comes from the line of Jeffrey Kessler with Lehman Brothers. Please proceed.

Jeffrey Kessler - Lehman Brothers - Analyst
All right, Mr. Kessler here. Hi, guys. How are you doing?

George Zoley - The GEO Group - Chairman, CEO
Great.

Jeffrey Kessler - Lehman Brothers - Analyst
A couple of questions. A number of my questions have been answered already. The per diem jump that you saw obviously was affected to some extent by CentraCore. Can you give some idea of not only how it affected the numbers for the quarter on a top-down basis, but also how it’s affecting the numbers on a per diem basis?

George Zoley - The GEO Group - Chairman, CEO
The benefit of the CentraCore acquisition is just starting to emerge. We’ve been fortunate to have an expansion at the Broward facility, which was a CentraCore property, but the other opportunities are still in the pipeline, three of which are the contracts in California to be renegotiated. So to restate again, it’s the CentraCore acquisition and opportunities for margin enhancement that is still in the pipeline and developing.

Jeffrey Kessler - Lehman Brothers - Analyst
Okay. There’s a lot of interest around GEO Care. Obviously, margins at the beginning of GEO Care are lower, although the per diems are higher. The margins are lower, but it seems to me that if you can get revenue — if you can ramp up revenues, your margin opportunities are substantial there. You mentioned in a very general way new projects or new bidding in several other states. Can you give us some more meat on this bone here about what you’re talking about in terms of GEO Care expanding beyond Florida?

George Zoley - The GEO Group - Chairman, CEO
We prefer to not to until there’s a publicly known RFP, and it takes a long time for us to market and move the ball to that point. We consider this proprietary information, initiatives that are undertaken by the company exclusive, so I really can’t give you any more color as to where we’re marketing, except to say that it is in several states. And just like in the corrections business, it takes a long time for these RFPs to finally come to fruition and develop, but we feel confident by virtue of what’s been accomplished in Florida, whereas GEO Care is now, I think, a national leader in civil psychiatric hospitals, and more recently has become a national leader in forensic state psychiatric hospitals, that these services are needed around the country. Now, the forensic area in particular, that has developed so quickly in Florida because of litigation, is one in my mind that is applicable to many, if not most, urban centers in this country, where people are stuck in jails that are mentally disadvantaged. The sheriffs don’t want them there. They want them outside the facility and somebody else treating them, and we’re the only ones that we’re aware of that provide standalone treatment facilities like this, so we think it’s a great business model whose time has come for both the civil psychiatric hospitals and the forensic psychiatric hospitals.

Jeffrey Kessler - Lehman Brothers - Analyst
Right. One final just clean-up question. The interest income run rate that we had went — in Q1, it went higher than Q4, despite you guys taking on debt. Obviously, you did the stock transaction, but I’m just wondering, is there some way that you could guide us on the interest income line, since it was, again, higher than what we had been modeling?

Brian Evans - The GEO Group
Well, I think it’s just reflecting the higher cash balances during the quarter. Those will come down some, obviously, with the pay down in debt and we use that cash for some of the capital needs and the expansion projects that George talked about earlier.

Jeffrey Kessler - Lehman Brothers - Analyst
Right. Very good, and good quarter, guys.

George Zoley - The GEO Group - Chairman, CEO
Thank you very much.

Operator
Your next question comes from the line of Emily Shanks with Lehman Brothers. Please proceed.

Emily Shanks - Lehman Brothers - Analyst
Hi. Thank you for taking the question. Just a quick one on the heels of a lot of questions. Could you just refresh for us what your full year ‘07 CapEx guidance is, your expectations?

Jerry O’Rourke - The GEO Group - CFO
I don’t think we publicly announce what our total CapEx is, but we have previously announced that we have the Val Verde project, which is about halfway through its build cycle. That was a $30 million investment, and we have about $18 million left as we currently speak. We have not yet publicly announced any additional investments other than that.

Emily Shanks - Lehman Brothers - Analyst
Okay. And is it fair —? I think at one point, back in November, you had said your ‘07 maintenance CapEx was going to be around $6 million-ish. Is that fair?

Jerry O’Rourke - The GEO Group - CFO
We said $6 to $10 million is the range of maintenance CapEx, correct.

Emily Shanks - Lehman Brothers - Analyst
Great. Thank you.

Operator
Your next question comes from the line of [Ben Josef] with [Inaudible]. Please proceed.

Ben Joseph
Good afternoon. Not to beat up this California contract renegotiation, but can you talk a little bit about the historical per diems in California versus current per diems?

George Zoley - The GEO Group - Chairman, CEO
The historical per diems have been under $40.

Ben Joseph
Under $40?

George Zoley - The GEO Group - Chairman, CEO

Yes.

Ben Joseph
Okay. And so, given the out-of-state inmates that we’re seeing that are coming out of there, those per diems are somewhere around $60.

George Zoley - The GEO Group - Chairman, CEO
The current out-of-state per diem rates, to my knowledge, are between $63 and $64.

Ben Joseph
Okay. And would you expect that to be the same type rate that you would get for the in state?

George Zoley - The GEO Group - Chairman, CEO
Well, it’s certainly a benchmark in the marketplace.

Ben Joseph
Right.

George Zoley - The GEO Group - Chairman, CEO
I can’t say more than that because we’re in the middle of negotiations.

Ben Joseph
I understand. And can you talk a little bit more about some of the facilities that you’re looking to expand now that you’ve got the CPT transaction completed? You had three months or so looking at those facilities. Which ones would be good to expand?

George Zoley - The GEO Group - Chairman, CEO
Well, we’ve identified a number that have expansion capabilities, but they need to be properly sequenced. A major new benchmark for us now is our announcement of the financing for the Laredo facility. We’ve announced that we will finance that primarily through free cash flow, and that will be undertaken very shortly. That will be part of our CapEx for this year. We obviously have a couple of other idle facilities that we think are well positioned. [Inaudible] and one in Michigan that are capable of expansion as well, and we’re looking at those facilities to hopefully activate them this year and, ideally, expand them as well.

Ben Joseph
Okay. And then lastly, one of the facilities that you acquired was the Delaney Hall facility. Is that a facility that you plan to keep? And if so, when is the expansion for that facility expected to be completed?

George Zoley - The GEO Group - Chairman, CEO
The expansion is underway now, and may be complete — I don’t know if at the end of the year or the beginning, first quarter of next year. Do we expect to continue to own it? We’re really kind of uncertain at this time.

Ben Joseph
Okay. Thank you very much.

Operator
Your next question is a follow up from Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis Securities - Analyst
Gerry or George, what’s the rental revenue you have assumed in your guidance for this year? Can you tell us?

George Zoley - The GEO Group - Chairman, CEO
From the two facilities?

Todd Van Fleet - First Analysis Securities - Analyst
Yes.

George Zoley - The GEO Group - Chairman, CEO
Oh.

Jerry O’Rourke - The GEO Group - CFO
We’ll have to look that one up for you, Todd.

Brian Evans - The GEO Group
$3.5 to $5 million.

Todd Van Fleet - First Analysis Securities - Analyst
$3.5 to $5 million. Okay, great. I guess — well, let me ask one more on the P&L first. G&A expense, $15 million. I mean, you guys are tracking pretty steadily at around the $14 million mark, quarter in and quarter out last year, and so the $15 million is kind of the high watermark. Year-end, the March quarter a step up not only over the prior year quarter, but sequentially. Anything in particular feeding that? Is it anomalous?

Jerry O’Rourke - The GEO Group - CFO
Yes. It’s really about $800,000, a little bit of one-time events associated with some employment terminations and some stock plan buybacks, so I think that’s just a one-time anomaly there. I think the — we’ve said in the past that we’re driving towards that $14 million to $14.5 million as a steady state.

Todd Van Fleet - First Analysis Securities - Analyst
Right, right. Okay, and so any expenses that would be incurred perhaps in Q2 related to the incident last week, would that show up more or less on the operating line or the G&A line?

Jerry O’Rourke - The GEO Group - CFO
Operating line.

Todd Van Fleet - First Analysis Securities - Analyst
Okay. Let me move on to California, then. As you guys think about what the opportunity there and the bill that was produced last week, the short-term opportunity is obviously the out-of-state transfers, but can you help us understand how you guys are thinking about the longer term opportunity and where really GEO’s kind of sweet spot, if you will, is as you see it in kind of helping the state eliminate or at least substantially reduce the problem that they had? Do you see it more being kind of in the phase one, or is it more in the phase two as you see it at this stage?

George Zoley - The GEO Group - Chairman, CEO
Well, you’ve been a careful reader of the bill, apparently. I’m not sure if it’s phase one or phase two, but in-state beds — I think they’re in phase one. Yes, they’re right here — 6,000 re-entry facility beds. We hope that we are allowed to participate in providing those so-called 500-bed facilities. We have ample land in California abutting our existing facilities in which we could provide several facilities of that nature, and I think that’s part of the state’s long-term solution. We also have an interest in providing out-of-state bed space, and we have a few existing facilities — two idle ones in particular — that are capable of that, and we may have some other facilities in other states that lend themselves to that purpose.

Todd Van Fleet - First Analysis Securities - Analyst
Okay, so it’s really — the facilities, or at least your participation in either constructing or managing new facilities — it would still be kind of for those types of facilities that are housing more kind of the minimum/medium security type inmates who, I guess, are kind of lower grade in terms of their incarceration level, I guess, so maybe close to release, that sort of thing?

George Zoley - The GEO Group - Chairman, CEO
Yes. I think that’s the only thing that’s permitted as far as in-state beds. As far as out-of-state transfers, I think the state is capable of sending higher security inmates.

Todd Van Fleet - First Analysis Securities - Analyst
Okay. Thanks very much.

Operator
Your next question comes from the line of Dan Mazur with JMP Asset Management. Please proceed.

Dan Mazur - JMP Asset Management - Analyst
Good afternoon, guys. Congrats on a good quarter.

George Zoley - The GEO Group - Chairman, CEO
Thank you very much.

Dan Mazur - JMP Asset Management - Analyst

George, I’m sorry, I might have missed this earlier, but on the past — were there offsets to just earnings in the second half, mitigating factors on profitability, or was that just a bad contract?

George Zoley - The GEO Group - Chairman, CEO
Bad contract?

Dan Mazur - JMP Asset Management - Analyst
Or just an unprofitable or break-even contract.

George Zoley - The GEO Group - Chairman, CEO
It wasn’t a bad contract, per se, but we believe we were significantly underbid, and we’ve taken that into account in our revised financial guidance.

Dan Mazur - JMP Asset Management - Analyst
So there were some offsets in the second half that allowed you to keep your earnings guidance?

George Zoley - The GEO Group - Chairman, CEO
Yes. Well, we did have a very strong first quarter, as we’ve announced, and that strength continues to be reflected at the state and federal facilities that are driving that performance. That’ll drive into the subsequent quarters of the year.

Dan Mazur - JMP Asset Management - Analyst
Okay. And then just as it relates to the three California contracts, can you just talk a little bit on the competition for the manage-only contracts? Like I said, it was just a surprise to see you lose the BOP, but I guess if there are people being aggressive out there — I mean, do you expect these to be very competitive situations?

George Zoley - The GEO Group - Chairman, CEO
Well, it may never get to a formal RFP. It’s contractually possible just to extend the contracts through negotiation.

Dan Mazur - JMP Asset Management - Analyst
Okay. And then would these be more profitable contracts than in the past?

George Zoley - The GEO Group - Chairman, CEO
The California contracts?

Dan Mazur - JMP Asset Management - Analyst
Yes.

George Zoley - The GEO Group - Chairman, CEO

They are presently priced at approximately $40 per person, per day, which is a rate that goes back almost 10 years, so we do believe that they are below market as far as their current pricing.

Dan Mazur - JMP Asset Management - Analyst
Great. Well, thank you.

George Zoley - The GEO Group - Chairman, CEO
Thank you.

Operator
[Operator instructions] Please stand by for your next question. And your next question is a follow up with Todd Van Fleet with First Analysis. Please proceed.

Todd Van Fleet - First Analysis Securities - Analyst
George, I’m wondering if you or Wayne can kind of comment on the labor environment that you see out there. As you think about all the different projects that you guys need to execute on over the course of the next year, year and a half in various geographies, I guess, not just nationally, but internationally, how do you see the wage and the kind of general labor environment impacting your kind of recruitment abilities, your staffing capabilities, that sort of thing? Is it a tighter environment now than perhaps you’ve seen over the course of the past 12 to 24 months? Any kind of thoughts along those lines would be helpful. Thanks.

George Zoley - The GEO Group - Chairman, CEO
A number of the new opportunities are federal facilities, and as I’ve said in the past, we are very fortunate in that these federal projects carry with them a wage determination, which usually results in the employees being paid among the highest of anybody of that classification in the surrounding areas. And then periodically, the Department of Labor, which establishes these wage determinations, will conduct another survey and make an adjustment, generally upwards, and then that permits us, as a subcontractor, to ask for an equitable adjustment to get increased compensation to pay for those wage increases. So because of the preponderance of new opportunities which are federal, we’ve had a lot of insulation in the federal sector on wage inflation. In the state sectors, we have had some wage inflation in different pockets around the country. We’ve been able to absorb it within our earnings performance because of just very strong performance and high occupancy. So here and there, there has been some sporadic need to adjust wages, but the federal contracts, which are primarily driving our financial performance, carry this wage determination, which effectively insulates us from wage inflation.

Todd Van Fleet - First Analysis Securities - Analyst
Okay. I was just thinking about the state level as well, that a fair amount of the business being brought is kind of with state governments and so forth, and potentially with state governments. So you would see those types of opportunities as being perhaps a little bit more risky from kind of a wage inflation point of view versus the federal, but nothing that you’re losing sleep over?

George Zoley - The GEO Group - Chairman, CEO
No. We have a lot of experience on operating in the states in which we operate, and we have quite a lot to draw upon.

Todd Van Fleet - First Analysis Securities - Analyst

Okay. And then circling back, I guess, on the prior question that Dan posed regarding the pricing environment just in general. Would you say it’s fair — is it fair to say that pricing risk in the industry is highest, not only historically, but moving ahead, for those contracts for which you are the manager only as opposed to those contracts for which you are bidding your beds and you own and manage the facility?

George Zoley - The GEO Group - Chairman, CEO
Yes, on a relative basis. There hasn’t been that much turnover in our industry, as you know, by any company, but it happens periodically, and then if it happens, it’s most likely going to happen in a managed-only governmentally owned facility.

Todd Van Fleet - First Analysis Securities - Analyst
Great. Thank you.

Operator
I show no further questions in the queue. I would now like to turn the call over to George Zoley for closing remarks.

George Zoley - The GEO Group - Chairman, CEO
We thank everyone for their participation in this call, and we look forward to addressing you at the next one. Thank you very much.

Operator
This concludes the presentation. You may all now disconnect. Good day.